Exhibit (d)(6)

eBay Inc. 2145 Hamilton Ave. San Jose, CA 95125 U.S.A.

Company Tax ID: 77-0430924

Notice of Grant of Stock Option (the “Notice”) and
Stock Option Agreement for
Optionholders outside the U.S.

[FIRST NAME LAST NAME]	Award Number:	NUMBER
[ADDRESS]	Plan:	2001
	Type:	NQ

Effective as of                      (the “Grant Date”), eBay Inc., a Delaware corporation (the “Company”), pursuant to its 2001 Equity Incentive Plan, as amended (the “Plan”), hereby grants to the individual noted above (“Optionholder”) a Nonstatutory Stock Option (the “Option”) to purchase              shares of the Company’s Common Stock (the “Shares”) at US              per share (the “Exercise Price”). This Option is subject to all of the terms and conditions set forth in this Notice, the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”), the special provisions for Optionholder’s country of residence, if any, attached hereto as Exhibit B and the Plan, all of which are incorporated herein by reference. Any capitalized terms used in this Notice without definition shall have the meanings ascribed to such terms in the Plan.

Shares	Full Vest *	Expiration

By Optionholder’s signature and the Company’s signature below, Optionholder agrees to be bound by the terms and conditions of the Plan and this Notice which includes Exhibit A (the Option Agreement) and Exhibit B (the special provisions for Optionholder’s country of residence, if any). Optionholder has reviewed and fully understands all provisions of the Plan and this Notice in their entirety, including Exhibits A and B, and has had an opportunity to obtain the advice of counsel prior to executing this Notice. Optionholder hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions arising under the Plan and this Notice, including Exhibits A and B.

*	Vesting is subject to Optionholder’s Continuous Service through the applicable vesting date, as further described in the Agreement.

eBay Inc.		Date

[Name], Optionholder	Date

EBAY INC.

2001 EQUITY INCENTIVE PLAN, AS AMENDED

STOCK OPTION AGREEMENT

(NONSTATUTORY STOCK OPTION)

FOR OPTIONHOLDERS OUTSIDE THE U.S.

Pursuant to the Notice of Grant of Stock Option (the “Notice”) to which this Stock Option Agreement (the “Agreement”) is attached, eBay Inc., a Delaware corporation (the “Company”), has granted to Optionholder a Nonstatutory Stock Option (the “Option”) to purchase shares of the Company’s Common Stock under the Company’s 2001 Equity Incentive Plan, as amended (the “Plan”), as set forth in the Notice. Capitalized terms used in this Agreement without definition shall have the meanings ascribed to such terms in the Plan or the Notice, as applicable.

1. Expiration. This Option shall expire on the Expiration Date set forth in the Notice and must be exercised, if at all, on or before the earlier of (a) the Expiration Date or (b) the date on which this Option is earlier terminated in accordance with the provisions of Section 2 hereof.

2. Vesting; Termination of Continuous Service. This Option shall vest in accordance with the schedule set forth in the Notice and shall be exercisable only as it vests. This Option shall cease to vest upon the date of termination of Optionholder’s Continuous Service (or upon the date of notice of termination, if termination of Continuous Service is for Cause, or would have been for Cause but for Optionholder’s earlier delivery of notice of termination of Continuous Service) (“Termination Date”), and may be exercised after the Termination Date only as set forth below. “Cause” shall mean the commission of an act of theft, embezzlement, fraud, dishonesty or a breach of fiduciary duty to the Company or an Affiliate.

2.1 Termination of Continuous Service for Any Reason Except Death, Disability or Cause. If Optionholder is terminated from Continuous Service for any reason except Optionholder’s death, Disability or for Cause, then this Option, to the extent (and only to the extent) that it is vested in accordance with the schedule set forth in the Notice on the Termination Date, may be exercised by Optionholder no later than three (3) months after the Termination Date, but in any event no later than the Expiration Date.

2.2 Termination of Continuous Service Because of Death or Disability. If Optionholder is terminated from Continuous Service because of death or Disability (or Optionholder dies within three (3) months after termination of Continuous Service other than for Cause or because of Disability), then this Option, to the extent that it is vested in accordance with the schedule set forth in the Notice on the Termination Date, may be exercised by Optionholder (or Optionholder’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date, but in any event no later than the Expiration Date.

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2.3 Termination of Continuous Service for Cause. If Optionholder is terminated from Continuous Service for Cause (or for a reason that is comparable to termination from Continuous Service for Cause under local law), this Option will expire on Optionholder’s Termination Date.

3. Manner of Exercise.

3.1 Stock Option Exercise Agreement. To exercise this Option, Optionholder (or in the case of exercise after Optionholder’s death, Optionholder’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Appendix 1, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth, among other things, Optionholder’s election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Optionholder’s investment intent and access to information as may be required by the Company to comply with any applicable securities laws. If someone other than Optionholder exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

3.2 Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance with all applicable securities laws, as they are in effect on the date of exercise. This Option may not be exercised as to fewer than one hundred (100) Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

3.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price (as set forth in the Notice) for the Shares being purchased and any Tax-Related Items (as defined in Section 4 below) (a) in cash (by check or money order); or, (b) where permitted by law, provided that a public market for the Company’s Common Stock exists: (i) through a “same day sale” commitment from Optionholder and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Optionholder irrevocably elects to exercise this Option and to sell all or a portion of the Shares so purchased and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or (ii) through a “margin” commitment from Optionholder and an NASD Dealer whereby Optionholder irrevocably elects to exercise this Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; provided, however, that any exercise by an Officer or Director in accordance with this Section 3.3(b) shall meet the requirements of applicable law, including, but not limited to, Section 402 of the Sarbanes-Oxley Act of 2002; or (c) by any combination of the foregoing.

The Company reserves the right to restrict the available methods of payment to the extent it determines that such is required to comply with local law or desirable for the administration of the Plan.

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4. Taxes.

(a) Regardless of any action the Company and/or Optionholder’s employer (the “Employer”) takes with respect to any or all income tax (including U.S. federal, state, local and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related withholding that arises in connection with the Option (“Tax-Related Items”), Optionholder acknowledges that the ultimate liability for all Tax-Related Items legally due by Optionholder is and remains Optionholder’s responsibility and that neither the Company nor the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate Optionholder’s liability for Tax-Related Items.

(b) Prior to the relevant taxable event, Optionholder shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all obligations with respect to the Tax-Related Items. In this regard, Optionholder authorizes the Company and/or the Employer, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligation for Tax-Related Items legally payable by Optionholder by one or a combination of the following: (i) requiring Optionholder to pay to the Company and/or the Employer any amount of Tax-Related Items (which may include payment from the proceeds of the sale of Shares acquired upon exercise of the Option, whether a cashless exercise or otherwise); (ii) withholding any amount of Tax-Related Items from any compensation payable to Optionholder by the Company; (iii) withholding Shares otherwise issuable to Optionholder pursuant to the exercise of the Option, provided that the Company only withholds the number of Shares necessary to satisfy the minimum withholding amount or such other amount determined by the Company as not resulting in negative accounting consequences for the Company. However, no fractional Shares will be withheld in satisfaction of Tax-Related Items. The Company reserves the right to allow Optionholder to satisfy his or her obligations for Tax-Related Items by any other methods provided in the Plan.

If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described above, Optionholder will be deemed to have been issued the full number of Shares subject to the exercised portion of the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option. The Company may refuse to honor the exercise of the Option or refuse to deliver the Shares purchased upon exercise of the Option if Optionholder fails to comply with Optionholder’s obligations in connection with the Tax-Related Items, as described in this section.

5. Nature of Grant. In accepting the Option, Optionholder acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and/or this Agreement;

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(b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;

(c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;

(d) Optionholder’s participation in the Plan is voluntary;

(e) Optionholder’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Optionholder’s employment or service relationship (if any) at any time;

(f) the Option and any Shares acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Employer, the Company or any Affiliate, and that are outside the scope of Optionholder’s employment or service contract, if any;

(g) the Option and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, the Company or any Affiliate;

(h) in the event that Optionholder is not an employee of the Company, the Option and Optionholder’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; and furthermore, the Option and Optionholder’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Employer or any Affiliate;

(i) the future value of the Shares underlying the Option is unknown and cannot be predicted with certainty;

(j) if the underlying Shares do not increase in value, the Option will have no value;

(k) if Optionholder exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(l) in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of Optionholder’s Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and Optionholder irrevocably releases the Employer, the Company and any Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, Optionholder shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;

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(m) in the event of termination of Optionholder’s Continuous Service (whether or not in breach of local labor laws), Optionholder’s right to receive and vest in the Option, if any, will terminate effective as of the Termination Date and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of Optionholder’s Continuous Service (whether or not in breach of local labor laws), Optionholder’s right to exercise the Option after termination of Optionholder’s Continuous Service, if any, will be measured by the Termination Date of Optionholder’s active employment and will not be extended by any notice period mandated under local law; the Board shall have the exclusive discretion to determine when Optionholder is no longer actively employed for purposes of the Option;

(n) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Optionholder’s participation in the Plan or Optionholder’s purchase or sale of Shares; and

(o) Optionholder is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

6. Data Privacy Notice and Consent. Optionholder hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Optionholder’s personal data as described in this Agreement by and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Optionholder’s participation in the Plan.

Optionholder understands that the Company and the Employer may hold certain personal information about Optionholder, including, but not limited to, Optionholder’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Optionholder’s favor, for the exclusive purpose of implementing, administering and managing the Plan (collectively, “Personal Data”).

Optionholder understands that Personal Data will be transferred to E*Trade Financial or to any other third party assisting in the implementation, administration and management of the Plan. Optionholder understands that the recipients of the Personal Data may be located in Optionholder’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionholder’s country. Optionholder understands that he or she may request a list with the names and addresses of any potential recipients of Personal Data by contacting Optionholder’s local human resources representative. Optionholder authorizes the Company, E*Trade Financial and any other recipients of Personal Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Personal Data, in electronic or other form, for the purposes of implementing, administering and managing Optionholder’s participation in the Plan, including any requisite transfer of Personal Data as may be required to a broker or other third party with whom Optionholder may elect to deposit any Shares purchased upon exercise of the Option. Optionholder understands that Personal Data will be held only as long as is necessary to implement, administer and manage Optionholder’s participation in the Plan. Optionholder understands that he or she may, at any time, view Personal Data, request additional information

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about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Optionholder’s local human resources representative. Optionholder understands that refusal or withdrawal of consent may affect Optionholder’s ability to participate in the Plan. Optionholder understands that he or she may contact his or her local human resources representative for more information on the consequences of Optionholder’s refusal to consent or withdrawal of consent.

7. Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option or future options that may be granted under the Plan by electronic means or request Optionholder’s consent to participate in the Plan by electronic means. Optionholder hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on line or electronic system established and maintained by the Company or a third party designated by the Company.

8. Language. If Optionholder has received this Agreement or any other document related to the Option and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by local law.

9. Compliance with Laws and Regulations. The exercise of this Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Optionholder with all applicable requirements of U.S. and non-U.S. securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Optionholder understands that the Company is under no obligation to register or qualify the Shares with the U.S. Securities and Exchange Commission, any securities commission or any stock exchange to effect such compliance.

10. Nontransferability of Option. This Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Optionholder only by Optionholder. The terms of this Option shall be binding upon the executors, administrators, successors and assigns of Optionholder.

11. Privileges of Stock Ownership. Optionholder shall not have any of the rights of a stockholder with respect to any Shares unless and until the Shares are issued to Optionholder.

12. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionholder or the Company to the Board for review. The resolution of such a dispute by the Board shall be final and binding on the Company and Optionholder.

13. Entire Agreement. The Plan and the Notice (including Exhibit B) are incorporated herein by reference. The Notice (including this Agreement and Exhibit B) and the Plan constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter.

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14. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Optionholder shall be in writing and addressed to Optionholder at the address indicated on the records of the Employer or Company or to such other address as Optionholder may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; five (5) business days after deposit for delivery by an internationally recognized courier service or upon deposit in the United States mail by certified or registered mail (return receipt requested); or one (1) business day after transmission by facsimile.

16. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Optionholder and Optionholder’s heirs, executors, administrators, legal representatives, successors and assigns.

17. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, U.S.A., without regard to that body of law pertaining to choice of law or conflict of law. For purposes of litigating any dispute that arises directly or indirectly in respect of this Option, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

18. Exhibit B. The Option shall be subject to any special provisions set forth in Exhibit B for Optionholder’s country of residence, if any.

If Optionholder relocates to one of the countries included in Exhibit B during the life of the Option, the special provisions for such country shall apply to Optionholder, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.

In addition, the Company reserves the right to impose other requirements on the Option and the Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require Optionholder to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

*  *  *  *  *

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By signing the Notice to which this Agreement is attached, Optionholder shall be deemed to have signed and agreed to the terms and conditions of this Agreement and Exhibit B.

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Appendix 1

STOCK OPTION EXERCISE AGREEMENT

FOR OPTIONHOLDERS OUTSIDE THE U.S.

EBAY INC.

2001 EQUITY INCENTIVE PLAN, AS AMENDED

STOCK OPTION EXERCISE AGREEMENT

FOR OPTIONHOLDERS OUTSIDE THE U.S.

I,                      (the “Optionholder”), hereby elect to purchase the number of shares of Common Stock of eBay Inc. (the “Company”) as indicated below:

NAME: _________________________________________	NUMBER OF SHARES: ____________________________

IDENTIFICATION NUMBER:	EXERCISE PRICE PER SHARE:

ADDRESS:	TOTAL EXERCISE PRICE:

GRANT DATE:

TYPE OF GRANT: Nonstatutory Stock Option

NAME ON CERTIFICATE:

DELIVERY OF SHARES ☐ Certificate to the address indicated above; or (check one)

☐ Via electronic delivery (DTC) to my brokerage account numbered:

1.

Delivery of Exercise Price and Taxes. Optionholder hereby delivers to the Company the Aggregate Exercise Price and any applicable taxes (unless other arrangements have been made to pay the taxes), to the extent permitted in the Option Agreement (the “Option Agreement”) as follows (check as applicable and complete):

☐	in cash (by check or money order) in the amount of US$ , receipt of which is acknowledged by the Company;

☐	by wire through a “same-day-sale” commitment, delivered herewith, from Optionholder and the NASD Dealer named therein, in the amount of US$ .

2.

TAX CONSEQUENCES. OPTIONHOLDER UNDERSTANDS THAT OPTIONHOLDER MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF OPTIONHOLDER’S PURCHASE OR DISPOSITION OF THE SHARES. OPTIONHOLDER REPRESENTS THAT OPTIONHOLDER HAS CONSULTED WITH ANY TAX CONSULTANT(S) OPTIONHOLDER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE AND/OR DISPOSITION OF THE SHARES AND THAT OPTIONHOLDER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

3.

Entire Agreement. The Plan and the Notice of Grant of Stock Option (the “Notice”), including Exhibit A (the Agreement) and Exhibit B (the special provisions for Optionholder’s country of residence, if any) are incorporated herein by reference. This Exercise Agreement, the Plan, and the Notice (including Exhibits A and B) constitute the entire agreement and understanding of the parties and supersede in their entirety all prior understandings and agreements of the Company and the Optionholder with respect to the subject matter hereof, and are governed by the laws of the State of Delaware, U.S.A., except for that body of law pertaining to choice of law or conflict of law.

Date:
Signature of Optionholder

a-i

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

eBAY INC.

2001 EQUITY INCENTIVE PLAN, AS AMENDED

EXHIBIT B

TO NOTICE OF GRANT OF STOCK OPTIONS

SPECIAL PROVISIONS FOR STOCK OPTIONS

FOR OPTIONHOLDERS OUTSIDE THE U.S.

This Exhibit B includes special terms and conditions applicable to Optionholders in the countries below. These terms and conditions are in addition to those set forth in the Stock Option Agreement (the “Agreement”). Any capitalized term used in this Exhibit B without definition shall have the meaning ascribed to such term in the eBay Inc. 2001 Equity Incentive Plan, as amended from time to time (the “Plan”), the Notice or the Agreement, as applicable.

This Appendix also includes information relating to exchange control and other issues of which Optionholder should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the respective countries as of March 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Optionholder not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Optionholder, and the Company is not in a position to assure Optionholder of any particular result. Accordingly, Optionholder is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, if Optionholder is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Optionholder.

AUSTRALIA

Australian Addendum.

The Option is granted pursuant to the Australian Addendum, which is an addendum to the Plan. Participation in the Plan and the Option granted under the Plan are subject to the terms and conditions stated in the Australian Addendum and the Offer Document, in addition to the Plan, the Notice, the Agreement and this Exhibit B.

Securities Law Information.

If Optionholder acquires Shares under the Plan and subsequently offers the Shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law, and Optionholder should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

Exchange Control Information.

Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, Optionholder will be required to file the report.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

AUSTRIA

Exchange Control Information.

If Optionholder holds Shares obtained through the Plan outside Austria (even if Optionholder holds them outside of Austria with an Austrian bank), Optionholder must submit an annual report to the Austrian National Bank using the form “Standmeldung/Wertpapiere.” An exemption applies if the value of the securities held outside Austria as of December 31 does not exceed €5,000,000 or the value of securities as of any quarter does not exceed €30,000,000. The reporting date is December 31; the deadline for filing the annual report is March 31 of the following year. The report should be filed at the following postal address: Österreichische Nationalbank, Büro für Devisenstatistik, Postfach 61, 1011 Wien, Austria. The forms can be obtained at the Austrian National Bank: Österreichische Nationalbank, Otto-Wagner-Platz 3, 1090 Wien, Austria Tel: +43 1 404 20-0, Fax: +43 1 404 20-94 00.

When the Shares are sold, there may be exchange control reporting obligations if the cash received is held outside Austria. A separate reporting requirement applies to any non-Austrian cash accounts. If the transaction volume of all of Optionholder’s cash accounts abroad exceeds €3,000,000, the movements and the balance of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month with the form “Meldungen
SI-Forderungen und/oder SI-Verpflichtungen.” If the transaction value of all cash accounts abroad is less than €3,000,000, no ongoing reporting requirements apply.

Consumer Protection Information.

Optionholder may be entitled to revoke acceptance of the Agreement on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreement and the Plan:

(i)

If Optionholder accepts the Agreement outside the business premises of the Company, Optionholder may be entitled to revoke acceptance of the Agreement provided that the revocation is made within one week after Optionholder accepts the Agreement.

(ii)

The revocation must be in written form to be valid. It is sufficient if Optionholder returns the Agreement to the Company or the Company’s representative with language that can be understood as Optionholder’s refusal to honor the Agreement, within the period discussed above.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

BELGIUM

Taxation of Option.

The Option must be accepted in writing either (i) within 60 days of the offer (for tax at offer), or (ii) after 60 days of the offer (for tax at exercise). Optionholder will receive a separate offer letter, acceptance form and undertaking form in addition to the Agreement. He or she should refer to the offer letter for a more detailed description of the tax consequences of choosing to accept the Option. Optionholder should consult with his or her personal tax advisor regarding completion of the additional forms.

Tax Reporting Information.

Optionholder is required to report any taxable income attributable to the Option on his or her annual tax return. In addition, Optionholder is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BRAZIL

Compliance with Law.

By accepting the Option, Optionholder agrees to comply with all applicable Brazilian laws and agrees to report and pay any and all applicable taxes associated with the exercise of this Option, the sale of the Shares acquired under the Plan, and the receipt of any dividends.

Exchange Control Information.

If Optionholder is resident or domiciled in Brazil, Optionholder will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights exceeds US$100,000. Assets and rights that must be reported include Shares.

CANADA

Manner of Exercise - Payment.

This provision supplements Section 3.3 of the Agreement:

Notwithstanding anything to the contrary in the Plan, Optionholder will not be permitted to pay the Exercise Price or any Tax-Related Items by delivery to the Company, or attestation to the Company of ownership, of other Common Stock.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

CHINA

Manner of Exercise - Payment.

This provision supplements Section 3.3 of the Agreement:

Notwithstanding anything to the contrary in the Plan and/or the Agreement, due to legal restrictions in China, Optionholder will be required to pay the Exercise Price through a “same day sale” commitment from Optionholder and an NASD Dealer whereby Optionholder irrevocably elects to exercise this Option and to sell all of the Shares so purchased and whereby the NASD Dealer irrevocably commits to forward the Exercise Price directly to the Company upon receipt of such Shares. The remaining proceeds of the sale of the Shares, less any Tax-Related Items and broker’s fees or commissions, will be remitted to Optionholder in accordance with any applicable exchange control laws and regulations. The Company reserves the right to allow additional forms of payment depending on the development of local law.

Exchange Control Restriction.

Optionholder understands and agrees to comply with exchange control laws in China and to immediately repatriate the proceeds from the sale of Shares and any dividends received in relation to the Shares to China. Optionholder further understands that such repatriation of the sale proceeds and dividends may need to be effected through a special foreign exchange control account established by Company or an Affiliate and Optionholder hereby consents and agrees that the proceeds from the sale of Shares and any dividends received may be transferred to such special account prior to being delivered to Optionholder.

CZECH REPUBLIC

Exchange Control Information.

Upon request of the Czech National Bank, Optionholder may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires Shares.

DENMARK

Exchange Control and Tax Reporting Information.

Optionholder may hold Shares acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the Shares are held with a foreign broker or bank, Optionholder is required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, he or she must file a Form V (Erklaering V) with the Danish Tax Administration. Both Optionholder and the broker or bank must sign the Form V. By signing the Form V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the Shares in the account. By signing the Form V, Optionholder authorizes the Danish Tax Administration to examine the account.

In addition, if Optionholder opens a brokerage account (or a deposit account with a U.S. bank), the brokerage account (or bank account, as applicable) will be treated as a deposit account because cash can be held in the account. Therefore, Optionholder must also file a Form K (Erklaering K) with the Danish Tax Administration. Both Optionholder and the broker must sign the Form K. By signing the Form K, the broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Form K, Optionholder authorizes the Danish Tax Administration to examine the account.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

ESTONIA

No country-specific terms apply.

GERMANY

Exchange Control Information.

Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Optionholder uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the purchase or sale of Shares under the Plan, the bank will make the report. No report is required for payments less than €12,500. In addition, Optionholder must report any receivables or payables or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.

HONG KONG

Nature of Scheme.

The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Option shall be void.

Securities Law Information.

The Option and the Shares to be issued upon exercise of the Option do not constitute a public offer of securities and are available only for employees of the Company or an Affiliate.

The contents of the Notice, the Agreement, this Exhibit B and the Plan have not been reviewed by any regulatory authority in Hong Kong. Optionholder is advised to exercise caution in relation to the Option. If Optionholder is in any doubt as to the contents of the Notice, the Agreement, this Exhibit B or the Plan, Optionholder should obtain independent professional advice.

INDIA

Method of Exercise - Payment.

Notwithstanding anything to the contrary in the Plan and/or the Agreement, due to legal restrictions in India, Optionholder will not be permitted to pay the Exercise Price through any form of payment whereby some, but not all, of the Shares purchased upon exercise of the Option are sold to pay the Exercise Price. However, Optionholder will be permitted to pay the Exercise Price through any other form of payment set forth in the Agreement. Further, the Company reserves the right to allow additional forms of payment to Optionholder depending on the development of local law.

Fringe Benefit Tax.

By accepting the Option, Optionholder consents and agrees to assume any and all liability for fringe benefit tax that may be payable by the Company and/or the Employer in connection with the Option. Further, by accepting the Option, Optionholder agrees that the Company and/or the

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

Employer may collect the fringe benefit tax from Optionholder by any of the means set forth in Section 4 of the Agreement or any other reasonable method established by the Company. Optionholder also agrees to execute any other consents or elections that may be required to accomplish the foregoing, promptly upon request of the Company.

Exchange Control Information.

Optionholder understands and agrees to comply with exchange control laws in India and to repatriate all proceeds resulting from the sale of Shares and any dividends received in relation to the Shares to India and convert such funds into local currency. Optionholder must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Optionholder deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Director Notification Information.

If Optionholder is a director, shadow director1 or secretary of an Irish Affiliate, Optionholder must notify the Irish Affiliate in writing within five business days of (i) receiving or disposing of an interest in the Company (e.g., Options, Shares, etc.), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor child (whose interests will be attributed to the director, shadow director or secretary, as the case may be).

ISRAEL

Trust Arrangement.

Optionholder understands and agrees that the Option is offered subject to and in accordance with the terms of the Plan, the Appendix for Israeli Taxpayers, the Trust Agreement between the Company and the Company’s trustee appointed by the Company or its Affiliate in Israel (the “Trustee”) and the Agreement. In the event of any inconsistencies between the Appendix for Israeli Taxpayers and the Agreement, the Appendix for Israel Taxpayers will govern the Options granted to Optionholder in Israel.

Options granted under the “capital gains route” shall be held by Trustee, and upon exercise, the Shares shall be issued to and registered in the name of the Trustee and held in trust for Optionholder’s benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended (the “ITO”) or by the Israeli Tax Authority (the “Required Holding Period”). In the event that additional rights or dividends in the form of additional Options or Shares are issued with respect to the Shares held with the Trustee, or as a result of an adjustment made pursuant to Section 10 of the Plan, such Options or Shares shall be held by the Trustee for the benefit of the Optionholder and the provisions of Section 102 of the ITO and the Income Tax Rules (Tax Benefits in Stock Issuances to Employees) 2003 shall apply to such Options or Shares. During the Required Holding Period, Optionholder shall not require the Trustee to release or sell the Shares to the Optionholder or to a third party, unless permitted to do so by applicable law. Subject to the foregoing. Optionholder shall be able, at any time, to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, the Appendix for Israeli Taxpayers, the Agreement and any applicable law. Without derogating from the aforementioned, if

[1]

A shadow director is an individual who is not on the board of directors of the Irish Affiliate but who has sufficient control so that the board of directors of the Irish Affiliate acts in accordance with the directions or instructions of the individual.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

the Shares are released by the Trustee during the Required Holding Period, the sanctions under Section 102 of the ITO shall apply to and be borne by such Optionholder. The Shares shall not be sold or released from the control of the Trustee unless the Company, the employing Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto.

ITALY

Data Privacy Notice and Consent.

This provision replaces Section 6 of the Agreement:

Optionholder understands that the Company and the Employer as a data processor of the Company may hold certain personal information about Optionholder, including, but not limited to, Optionholder’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Affiliate, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionholder’s favor, and that the Company and the Employer will process said data and other data lawfully received from third party (collectively, “Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. Optionholder also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that Optionholder’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Optionholder’s ability to participate in the Plan. Optionholder understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing., Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. Optionholder understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. Optionholder further understands that the Company and its Affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Optionholder’s participation in the Plan, and that the Company and its Affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom Optionholder may elect to deposit any Shares acquired under the Plan or any proceeds from the sale of such Shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing Optionholder’s participation in the Plan. Optionholder understands that these recipients may be acting as controllers, processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.

Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Optionholder understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable laws and regulations, does not require Optionholder’s consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. Optionholder understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exist or not, access, verify their content, origin and accuracy, delete, update, integrate, correct, blocked or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights Optionholder should address the Data Controller as defined in the employee privacy policy. Furthermore, Optionholder is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Optionholder’s human resources department.

Plan Document Acknowledgment.

By accepting the Option, Optionholder acknowledges that he or she has received a copy of the Plan, the Notice, the Agreement and this Exhibit B and has reviewed the Plan, the Notice, the Agreement and this Exhibit B in their entirety and fully accepts all provisions thereof. Optionholder further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Agreement: (i) Section 4: Taxes; (ii) Section 5: Nature of Grant; (iii) Section 17: Governing Law and Venue; (iv) Section 18: Exhibit B; and (v) the Data Privacy Notice and Consent section included in this Exhibit B.

Exchange Control Information.

Optionholder must report in his or her annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (ii) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Optionholder is exempt from the formalities in (i) if the investments are made through an authorized broker resident in Italy, as the broker is required to comply with the reporting obligation on behalf of Optionholder.

JAPAN

Exchange Control Information.

If the payment amount to purchase Shares in one transaction exceeds ¥30,000,000, Optionholder must file a Payment Report with the Ministry of Finance (the “MOF”) through the Bank of Japan or the bank through which the payment is effected. If the payment amount to purchase Shares in one transaction exceeds ¥100,000,000, Optionholder must file a Securities Acquisition Report, in addition to a Payment Report, with the MOF through the Bank of Japan.

KOREA

Exchange Control Information.

If Optionholder remits funds out of Korea to pay the Exercise Price, the remittance of funds must be confirmed by a foreign exchange bank in Korea. Optionholder should submit the following supporting documents evidencing the nature of the remittance to the bank together with the confirmation application: (i) the Agreement; (ii) the Plan; and (iii) his or her certificate of employment. This confirmation is not necessary if Optionholder pays the Exercise Price through any form of payment whereby some or all of the Shares purchased upon exercise of the Option are sold to pay the Exercise Price, because in this case there is no remittance of funds out of Korea.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

If Optionholder realizes US$500,000 or more from the sale of Shares, he or she must repatriate the proceeds to Korea within eighteen (18) months of the sale.

LUXEMBOURG

Exchange Control Information.

Optionholder must report any outward and inward remittance of funds to the Banque Central de Luxembourg and/or the Service Central de La Statistique et des Études Économiques within fifteen (15) working days following the month during which the transaction occurred. If a Luxembourg financial institution is involved in the transaction, it will generally fulfill the reporting obligation on Optionholder’s behalf; otherwise Optionholder will have to report the transaction himself or herself.

NETHERLANDS

Nature of Grant.

This provision supplements Section 5 of the Agreement:

In accepting the Option, Optionholder acknowledges that (i) the Option granted under the Plan is intended as an incentive for Optionholder to remain employed with the Employer and is not intended as remuneration for labor performed; (ii) the Option is not intended to replace any pension rights or compensation; and (iii) the benefits under the Plan will not automatically transfer to another corporation in the case of a merger, take-over or transfer of liability.

Securities Law Information.

Optionholder should be aware of the Dutch insider trading rules which may impact the sale of Shares acquired under the Plan. In particular, Optionholder may be prohibited from effecting certain transactions if he or she has inside information regarding the Company.

By accepting the Option, Optionholder acknowledges having read and understood this Securities Law Information section and acknowledges that it is his or her responsibility to comply with the following Dutch insider trading rules.

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of details concerning the issuing company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.

Given the broad scope of the definition of inside information, certain employees of the Company working at an Affiliate in the Netherlands (including Optionholder) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when Optionholder had such inside information.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

NORWAY

No country-specific terms apply.

PHILIPPINES

Securities Law Information.

Any future offer or sale of the securities acquired upon Optionholder’s exercise of the Option is subject to registration requirements under the Code unless such offer or sale qualifies as an exempt transaction.

POLAND

Exchange Control Information.

If Optionholder transfers funds in excess of €15,000 into or out of Poland in connection with the purchase or sale of Shares under the Plan, the funds must be transferred via a bank account. Optionholder is required to retain the documents connected with a foreign exchange transaction for a period of five (5) years, as measured from the end of the year in which such transaction occurred. If Optionholder holds Shares acquired under the Plan and/or maintains a bank account abroad, Optionholder will have reporting duties to the National Bank of Poland. Optionholder should consult with his or her personal legal advisor to determine what he or she must do to fulfill any applicable reporting duties.

SINGAPORE

Securities Law Information.

This grant of the Option under the Plan is being made in reliance on Section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), and is therefore exempt from the prospectus and registration requirements under the SFA.

Director Notification Information.

If Optionholder is a director, associate director or shadow director2 of a Singapore Affiliate, he or she is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Affiliate in writing of an interest (e.g., Options, Shares, etc.) in the Company or any Affiliate within two business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., exercise of Options, sale of Shares), or (iii) becoming a director, associate director or shadow director if such an interest exists at that time.

[2]

A shadow director is an individual who is not on the board of directors of the Singapore Affiliate but who has sufficient control so that the board of directors of the Singapore Affiliate acts in accordance with the directions or instructions of the individual.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

SPAIN

Nature of Grant.

This provision supplements Section 5 of the Agreement:

In accepting the Option, Optionholder consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan.

Optionholder understands that the Company has unilaterally, gratuitously and discretionally decided to grant stock options under the Plan to individuals who may be employees of the Company or an Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate. Consequently, Optionholder understands that the Option is granted on the assumption and condition that the Option and any Shares acquired upon exercise of the Option are not part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Optionholder understands that the Option would not be granted to Optionholder but for the assumptions and conditions referred to herein; thus, Optionholder acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this Option shall be null and void.

Exchange Control Information.

Optionholder must declare the acquisition of Shares to the Dirección General de Politica Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. Optionholder must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Shares are owned. In addition, if Optionholder wishes to import the ownership title of any Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Shares (i.e., cash dividends or sale proceeds), Optionholder must inform the financial institution receiving the payment of the basis upon which such payment is made. Optionholder will need to provide the financial institution with the following information: (i) Optionholder’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

SWEDEN

No country-specific terms apply.

SWITZERLAND

Securities Law Information.

The grant of Option under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

TAIWAN

Exchange Control Information.

Optionholder may acquire and remit foreign currency (including funds for the purchase of Shares and proceeds from the sale of Shares) up to US$5,000,000 per year without justification. If the transaction amount is TWD500,000 or more in a single transaction, Optionholder must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Optionholder must also provide supporting documentation to the satisfaction of the remitting bank.

UNITED KINGDOM

Taxes.

This provision supplements Section 4 of the Agreement:

If payment or withholding of the Tax-Related Items (including the Employer NICs, as defined below) is not made within ninety (90) days of the event giving rise to the Tax-Related Items (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax-Related Items will constitute a loan owed by Optionholder to the Employer, effective on the Due Date. Optionholder agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 4 of the Agreement.

Notwithstanding the foregoing, if Optionholder is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), Optionholder will not be eligible for such a loan to cover the Tax-Related Items. In the event that Optionholder is a director or executive officer and the Tax-Related Items are not collected from or paid by Optionholder by the Due Date, the amount of any uncollected Tax-Related Items will constitute a benefit to Optionholder on which additional income tax and National Insurance Contributions (“NICs”) (including the Employer NICs, as defined below) will be payable. Optionholder will be responsible for reporting and paying any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election.

As a condition of the exercise of the Option, Optionholder agrees to accept any liability for secondary Class 1 National Insurance Contributions (the “Employer NICs”) which may be payable by the Company or the Employer with respect to the exercise of the Option or otherwise payable with respect to a benefit derived in connection with the Option.

Without limitation to the foregoing, Optionholder agrees to execute a joint election between the Company and/or the Employer and Optionholder (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to Optionholder. Optionholder further agrees to execute such other joint elections as may be required between Optionholder and any successor to the Company and/or the Employer. If Optionholder does not enter into a Joint Election prior to exercise of the Option, any purported exercise of the Option shall be null and void without any liability to the Company and/or the Employer. Optionholder further agrees that the Company and/or the Employer may collect the Employer NICs from Optionholder by any of the means set forth in Section 4 of the Agreement.

eBay Inc.

Stock Option Agreement

For Optionholders outside the U.S.

Data Privacy Notice and Consent.

This provision supplements Section 6 of the Agreement:

Optionholder acknowledges and agrees, further to the consent to the transfer of Personal Data contained in Section 6 of the Agreement, that Personal Data may be transferred to third parties outside of the European Economic Area in the course of the implementation, administration and management of the Plan.